Exhibit 15.2

Date: April 17, 2026

Niu Technologies

23/F, Building C, Rongxin Technology Center,

No. 34 Chuangyuan Road,

Chaoyang District, Beijing 100012

People’s Republic of China

Dear Sir/Madam:

We hereby consent to the use of our name and the summary of our opinion under the headings, “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure” and “Item 4. Information on the Company—C. Organizational Structure”, included in Niu Technologies’ Annual Report on Form 20-F for the year ended December 31, 2025 (“Annual Report”), which will be filed with the Securities and Exchange Commission (“SEC”) in the month of April 2026, and further consent to the incorporation by reference into the Registration Statement (Form S-8 Nos. 333-229190 and 333-278892) pertaining to Niu Technologies’ Amended and Restated 2016 Global Share Incentive Plan and 2018 Share Incentive Plan. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ DaHui Lawyers
DaHui Lawyers